Exhibit (p4)

APPENDIX II

MISSION VALUE PARTNERS, LLC

CODE OF ETHICS

This Code of Ethics (“Code”) sets forth rules, regulations and standards of professional conduct for the Employees of the Firm. The Firm expects that all Employees will adhere to the Code without exception.

Terms in boldface type have special meanings as used in this Code and are defined in Section S below. To understand the Code you will need to read the definitions of those terms.

A. Standards of Professional Conduct Statement

It is the Firm’s policy that Employees adhere to the highest ethical standards when discharging their investment advisory duties to Clients or conducting general business activity on behalf of the Firm in every possible capacity, such as investment management, administration, dealings with service providers, confidentiality of information and financial matters of every kind.

The Firm has a fiduciary responsibility to render confidential, professional and unbiased investment advice to its Clients1. It owes its Clients a duty of honesty, good faith, and fair dealing when discharging the Firm’s investment management responsibilities and, as a fiduciary the Firm’s ethics and those of its Employees must be above reproach. Actions that expose the Firm or its Employees to even the appearance of impropriety must not occur. It is a fundamental principle of the Firm to ensure that the interests of its Clients come before those of the Firm or any of its Employees. Therefore, each Employee is expected to uphold the standards of professional conduct set forth in this Code, including when engaging in personal securities transactions or dealing with confidential information regarding the Clients or investors in the Funds. It is extremely important to not violate the trust that the Firm and its Clients have placed in Employees.

The prescribed guidelines and principles, set forth in the policies that follow, are designed to reasonably assure that the high ethical standards maintained by the Firm continue to be applied, deter misconduct by Employees, and protect Clients and investors in the Funds managed by the Firm. The rules prohibit certain activities and personal financial interests and require disclosure of certain personal investments and related business activities of Employees. The procedures that follow will assist in reasonably ensuring that our Clients are protected from Employee misconduct and that our Employees do not violate federal securities laws. These guidelines and procedures are intended to maintain the excellent name of our Firm, which is a direct reflection of the conduct of each of us in everything we do.

1 ERISA and the federal securities laws which may govern the Firm define an investment adviser as a fiduciary who owes its clients a duty of undivided loyalty and who must not engage in any activity in conflict with the interests of the client.

The Firm’s continued success depends on each one of us meeting our obligation to perform in an ethical manner and to use good judgment at all times. All Employees have an obligation and a responsibility to conduct business in a manner that maintains the trust and respect of fellow Employees, our Clients, their investors, our business counterparties, and the general public. Employees are required to promptly bring any knowledge of possible or actual unethical conduct to the attention of the Compliance Officer or, if the possible or actual unethical conduct relates to the Compliance Officer, to the Portfolio Manager.

Confidentiality will be protected insofar as possible, with the assurance that there will be no adverse consequences as a result of reporting any unethical or questionable behavior.

Each Employee has the responsibility to be fully aware of and strictly adhere to the Code and the accompanying policies that support the Code. It should be noted that because ethics is not a science, there may be gray areas that are not covered by laws or regulations. The Firm and its Employees will nevertheless be held accountable to such standards. The Firm expects all personnel to comply with the spirit of the Code, as well as the specific rules contained in the Code. Individuals are encouraged and expected to seek assistance for help in making the right decision, and should contact the Compliance Officer with any questions regarding his or her obligations under this Code.

The Firm believes that these general principles not only help us fulfill our fiduciary obligations, but also protect the Firm’s reputation and instill in our Employees the Firm’s commitment to honesty, integrity and professionalism. Employees should understand that these general principles apply to all conduct, whether or not the conduct also is covered by more specific standards or procedures set forth below. Failure to comply with the Code may result in disciplinary action, including termination of employment.

B. Persons and Accounts Covered by the Code

Employees and Access Persons

In general, the Code applies to all of the Firm’s Employees. Certain provisions of the Code, however, apply only to the Firm’s “Access Persons.” Our Access Persons include any Employee who:

•	Has access to nonpublic information regarding any Client’s purchases or sales of securities; or

•	Is involved in making securities recommendations to the Clients, or has access to such recommendations that are nonpublic.

All of the Firm’s managers, members and officers are presumed to be access persons.

Personal Accounts

The requirements and restrictions contained in the Code apply to any “personal account” of an Employee. The term “personal account” means any account in which an Employee or member of the Employee’s Family/Household has direct or indirect Beneficial Ownership and the ability to exercise investment discretion with respect to the account’s holdings. The term “personal account” does not include any securities account over which the Employee has no direct investment influence or control, such as a mutual fund account.

An Employee is deemed to have Beneficial Ownership if the Employee, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect opportunity to profit or share in any profit derived from the relevant personal account. For a full definition of beneficial ownership, refer to Rule 16a-1(a)(2) under the Exchange Act.

C. Compliance with Applicable Securities Laws

In addition to the general principles of conduct stated in the Code and the specific trading restrictions and reporting requirements described below, the Code requires all Employees to comply with applicable U.S. federal and state, as well as applicable non-U.S., securities laws. These laws include but are not limited to the Securities Act, the Exchange Act, the Investment Company Act of 1940, the Advisers Act, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act, any related laws, rules and regulations as they may apply to private investment funds and investment advisers, and the Securities and Exchange Law of Japan.

D. Initial and Annual Holding Reports

Contents of Holdings Reports

Every Employee must submit an initial and an annual holdings report to the Compliance Officer that discloses all Covered Securities in which the Employee or members of the Employee’s Family/Household have Beneficial Ownership. It also requires you to list all brokers, dealers and banks where you maintained an account in which any securities (not just Covered Securities) were held for the direct or indirect benefit of you or a member of your Family/Household on the date you became an Employee. The Compliance Officer, in their discretion, may request that holdings reports be delivered to compliance more frequently than annually. Each report must contain, at a minimum:

a.	the name of the Covered Securities, and the exchange ticker symbol or identifying number of the security, as well as the number of shares and principal amount of each Covered Security in any personal account; and

b.	the date on which the Employee submits the report.
c.	In addition, each access person must list the name of every broker, dealer or bank with which the access person maintains any securities account over which the access person has investment discretion with respect to the holdings. In the interest of clarity, no access person is required to submit any report with respect to securities held in a securities account over which the access person had no direct or indirect investment influence or control.

Timing of Holdings Reports

Holdings reports, substantially in the form attached hereto as Exhibit A, must be submitted by Employees within the following time frames:

a.	no later than 10 days after becoming an Employee, and the information contained in the report must be current as of a date no more than 45 days prior to the date of becoming an Employee; and

b.	at least once each year thereafter no later than 30 days following the calendar year-end.

The information contained in the report must be current as of the date of the relevant calendar year-end.

E. Quarterly Transaction & Code of Ethics Reports

Contents of Transactions Reports

Every Employee must submit a Quarterly Transaction & Code of Ethics Report (Exhibit B) to the Compliance Officer that discloses all transactions during the most recent calendar quarter in Covered Securities in which the Employee or members of the Employee’s Family/Household had Beneficial Ownership. The obligation to provide a Quarterly Transaction & Code of Ethics Report may be satisfied by submitting copies of the Employee’s and or members of the Employee’s Family/Household’s relevant brokerage statements, or brokerage transactions reports. It also requires you to list all brokers, dealers and banks where you established a new account in which any securities (not just Covered Securities) were held for the direct or indirect benefit of you or a member of your Family/Household on the date you became an Employee. The Compliance Officer, in his/her discretion, may request that holdings reports be delivered to him/her more frequently than quarterly.

Each report must contain, at a minimum:

a.	the name of the Covered Securities, and the exchange ticker symbol or identifying number of the security, as well as the number of shares and principal amount of each Covered Security in any personal account that was purchased or sold during the relevant quarterly period; and

b.	the date on which the Employee submits the report.

Timing of Transaction Reports

Transaction reports must be submitted by Employees at least once each quarter no later than 30 days after the end of each calendar quarter. The information contained in the report must be current as of the date of the relevant calendar quarter-end.

F. Pre-Approval for Personal Securities Transactions

Every Employee and members of the Employee’s Family/Household must obtain written pre-approval from the Compliance Officer before acquiring or selling (1) Covered Securities; (2) non-publicly traded securities or private placements; and (3) initial public offerings in which you or a member of your Family/Household has any Beneficial Ownership. The following transactions are exempt from written pre-approval:

•	transactions in which the Employee has no direct or indirect influence or control (such as third party managed accounts);

•	transactions pursuant to an automatic investment plan;

•	purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities; and

•	acquisitions or sales of securities through stock dividends, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations;

 .

Upon receipt of a pre-clearance request to trade a covered security, the Compliance Officer shall determine if the trade causes a real or perceived conflict with the firm’s client portfolios (Separately Managed Accounts and Funds). The Compliance Officer will first determine if the security is on the firm’s restricted list. If the security is not on the restricted list, the preclearance request may be approved. If it is determined that the security is on the firm’s restricted list, approval for the trade may be given so long as the firm can document why the personal trade is not deemed to be a real or perceived conflict with the client’s portfolios or rules pertaining to insider trading. Once pre-clearance is obtained it shall be valid only for the day on which it was granted and for 1 business day thereafter unless otherwise stated in the trade approval process by the Compliance Officer. The Compliance Officer may deny or revoke preclearance for any reason. In no event will preclearance be granted for any security if, to the knowledge of the Compliance Officer, the Firm has a buy or sell order pending for that same security or a closely related security (such as an option relating to that security, or a related convertible or exchangeable security). Employee’s and or members of the Employee’s Family/Household’s may not buy or sell a security that a fund or managed account has traded within three business days on either side of the fund or managed account trade date. If a fund or client account transaction takes place in the seven calendar days following a precleared transaction by an Employee and or members of the Employee’s Family/Household, the personal transaction may be reviewed by the Compliance Officer to determine the appropriate action, if any. If the compliance officer is not available to review and approve pre-clearance requests, the Chief Operating Officer will perform the process described above and approve or deny the preclearance request.

G. Prohibited Transactions in Mutual Funds

All Employees are prohibited from engaging in short-term trading for their personal accounts in the shares of any open-end mutual fund (i.e., market timing). For purposes of the Code, the term “short-term trading” means any purchase and sale or sale and purchase of the shares of a mutual fund within a 30-day period, or such longer period as may be specified by a mutual fund’s prospectus. In addition, all Employees are prohibited from trading in the shares of mutual funds for their personal accounts in a manner inconsistent with a mutual fund’s prospectus.

H. Excessive Trading Activities

Excessive trading activity in the personal accounts of Employees may cause or give the appearance of conflict of interest with the Clients’ accounts. Therefore, Employees are generally limited to three pre-approved trades of Covered Securities per month. Any additional trades may be approved by the CCO only in cases of special need (such as need to liquidate a portfolio for a home purchase). Employees and their Family/Household are also strongly discouraged from short-term trading, defined as the purchase and sell, or sell and purchase, of a Covered Security (or any closely related security, such as an option or a related convertible or exchangeable security) within any period of 60 calendar days. If such transactions occur, the Firm may require any profits from the transactions to be disgorged for donation by the Firm to charity.

I. Confidential Information

Employees may become privy to confidential information (information not generally available to the public) concerning the affairs and business transactions of companies researched by us for investment, corporate transformation, present and prospective investors, investor portfolio transactions (executed, pending or contemplated) and holdings, suppliers, officers and other staff members. Confidential information also includes trade secrets and other proprietary information of the Firm, such as business or product plans, systems, methods, software, manuals and client lists. Safeguarding confidential information is essential to the conduct of our business. Caution and discretion are required in the use of such information and in sharing it only with those who have a legitimate need to know (including other Employees of the Firm and Clients).

Personal Use

Confidential information obtained or developed as a result of employment with the Firm is not to be used or disclosed for the purpose of furthering any private interest or as a means of making any personal gain. Unauthorized or disclosure of such information (other than as described above) could result in civil or criminal penalties against the Firm or the individual responsible for disclosing such information.

Further guidelines pertaining to confidential information are contained in the “Confidentiality Agreement” attached to the Compliance Manual, which each Employee must read, understand and sign.

Release of Client Information

All requests for information concerning a Client or an investor of the Client (other than routine inquiries), including requests pursuant to the legal process (such as subpoenas or court orders) must be promptly referred to the Compliance Officer, or Legal Department. No information may be released, nor should the Client involved be contacted, until so directed by the Compliance Officer.

In order to preserve the rights of our Clients and their investors, and to limit the firm’s liability concerning the release of client and investor proprietary information, care must be taken to:

•	Limit use and discussion of information obtained on the job to normal business activities.

•	Request and use only information that is related to our business needs.

•	Restrict access to records to those with proper authorization and legitimate business needs.

•	Include only pertinent and accurate data in files, which are used as a basis for taking action or making decisions.

J. Conflicts of Interest

Employees should avoid actual or apparent conflicts of interest, i.e., any personal interest inside or outside the Firm, which could be placed ahead of the Employee’s obligations to the Firm and its Clients and their investors. Conflicts may exist even when no wrong is done. The opportunity to act improperly may be enough to create the appearance of a conflict. As a matter of business policy, the Firm wants to avoid even the appearance that the Firm, its personnel or others receive any improper benefit from information about client trading or accounts, or from our relationships with our clients or with the brokerage community.

The Firm recognizes and respects an Employee’s right of privacy concerning personal affairs, but we must require a full and timely disclosure of any situation, which could result in a conflict of interest, or even the appearance of a conflict. The Firm, not by the Employee involved, will determine the appropriate action to be taken to address the situation.

To reinforce our commitment to the avoidance of potential conflicts of interest, the following rules have been adopted to prevent Employees from engaging in certain activities without pre-approval from the Compliance Officer:

1.   Employees may not, without first having secured prior approval, serve as a director, officer, employee, partner or trustee – nor hold any other position of substantial interest – in any outside business enterprise. Employees will not need prior approval, however, if the following three conditions are met: (i) the enterprise is a family firm owned principally by other members of the Employee’s family; (ii) the family business is not doing business with the Firm and is not a securities or investment related business; and (iii) the services required will not interfere with the Employee’s duties or independence of judgment. Significant involvement by Employees in outside business activity is generally unacceptable. In addition to securing prior approval for outside business activities, Employees will be required to disclose all relationships with outside enterprises annually.

The foregoing applies only to positions in business enterprises. It does not affect the Firm’s practice of permitting Employees to be associated with governmental, educational, charitable, religious or other civic organizations. These activities may be entered into without prior consent, but must still be disclosed on an annual basis.

2.   Employees may not act on behalf of the Firm in connection with any transaction in which he or she has a personal interest.

3.   Employees may not, without prior approval, have a substantial interest in any outside business which, to the Employee’s knowledge, is involved currently in a business transaction with the Firm, or is engaged in businesses similar to any business engaged in by the Firm. A substantial interest includes any investment in the outside business involving an amount greater than 10 percent of the Employee’s gross assets, or involving a direct or indirect ownership interest greater than 2 percent of the outstanding equity interests. Employees do not need approval to invest in open-ended registered investment companies such as investments in mutual funds and similar enterprises that are publicly owned.

4.   Employees may not, without prior approval, engage in any transaction involving the purchase of products and/or services from the Firm, except on the same terms and conditions as they are offered to the public.

5.   Employees may not, without prior approval, borrow an amount greater than 10% of their respective gross assets, on an unsecured basis from any bank, financial institution, or other business that, to the Employee’s knowledge, currently does business with the Firm or with which the Firm has an outstanding investment relationship.

6.   Employees may not favor one client account over another client account or otherwise disadvantage any Client in any dealings whatsoever to benefit either the Employees, the Firm or another third-party client account.

7.   Employees may not, as result of their status as a Firm employee, take advantage of any opportunity that they learn about or otherwise personally benefit from information obtained as an Employee that would not have been available to such Employee if they were not a Firm employee.

8.   Employees may not use for their own benefit (or the benefit of anyone other than the Client) information about the Firm’s trading or recommendations for Client accounts.

K. Service on Boards of Directors and Other Outside Activities

An Employee’s service on the board of directors of an outside company, as well as other outside activities generally, could lead to the potential for conflicts of interest and insider trading problems, and may otherwise interfere with the Employee’s duties to the Firm. Accordingly, Employees are prohibited from serving on the boards of directors of any outside company, unless the service (i) would be in the best interests of the Firm or the Clients and (ii) has been approved in writing by the Compliance Officer. In addition, any Employee serving on the board of a private company which is about to go public may be required to resign either immediately or at the end of the current term.

The Firm also discourages Employees from (i) engaging in outside business ventures (such as consulting engagements or public/charitable positions); (ii) accepting any executorships, trusteeship or power of attorney (except with respect to a family member); and (iii) serving on a creditors committee except as part of the Employee’s duties at the Firm. Accordingly, an Employee must obtain pre-approval from the Compliance Officer prior to engaging in any of these activities.

L. Political Affiliations

The Firm does not contribute financial or other support to political parties or candidates for public office. Employees may, of course, make political contributions, but only on their own behalf; the Firm for such contributions will not reimburse them.

Legislation generally prohibits the Firm or anyone acting on its behalf from making an expenditure or contribution of cash or anything else of monetary value which directly or indirectly is in connection with an election to political office; as, for example, managing investments at preferential fee levels or providing non-financial support to a political candidate or party by donating office facilities. Otherwise, individual participation in political and civic activities conducted outside of normal business hours is encouraged, including the making of personal contributions to political candidates or activities.

Employees are free to seek and hold an elective or appointive public office, provided they do not do so as a representative of the Firm. Employees must conduct campaign activities and perform the duties of the office in a manner that does not interfere with their responsibilities to the Firm.

M. Gifts and Entertainment

In order to address conflicts of interest that may arise when an Employee accepts or gives a gift, favor, entertainment, special accommodation, or other items of value, the Firm places restrictions on gifts and entertainment. The following specific restrictions apply.

•	Gifts. No personnel may accept or receive on their own behalf or on behalf of the Firm any gift or other accommodations from a vendor, broker, securities salesman, client or prospective client (a “business contact”) that might create a conflict of interest or interfere with the impartial discharge of such personnel’s responsibilities to the Firm or its clients or place the recipient or the Firm in a difficult or embarrassing position. This prohibition applies equally to gifts to members of the Family/Household of firm personnel. Furthermore, no Employee may receive any gift, service, or other item of more than de minimis value, which for purposes of the Code is set at $100, from any person or entity that does business with or on behalf of the Firm. No Employee may give or offer any gift of more than de minimis value to existing investors, prospective investors, or any entity that does business with or on behalf of the Firm without the prior written approval of the Compliance Officer. These policies are not intended to prohibit normal business entertainment.

•	Cash. No Employee or member of the Employee’s Family/Household may give or accept cash gifts or cash equivalents to or from an investor, prospective investor, or any entity that does business with or on behalf of the Firm.

•	Entertainment. No Employee or member of the Employee’s Family/Household may provide or accept extravagant or excessive entertainment to or from an investor, prospective investor, or any person or entity that does or seeks to do business with or on behalf of the Firm. Employees may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present. Any event likely to exceed a de minimis value must be approved in advance by the Compliance Officer.

•	Government Officials. No gift or entertainment event of any value involving government officials or their families may be given or sponsored by the Firm or any Employee or member of the Employee’s Family/Household without the prior written approval of the Compliance Officer.

•	Reporting. Each Employee must report on a quarterly basis any gifts or entertainment received in connection with the Employee’s employment to the Compliance Officer. The Compliance Officer may require that any gift in excess of de minimis value be returned to the provider or that any excessively lavish entertainment expense be repaid by the Employee.

•	Solicited Gifts. No Employee may use his or her position with the Firm to obtain anything of value from a Client, supplier, person to whom the Employee refers business, or any other entity with which the Firm does business.

•	Referrals. Employees may not make referrals to Clients (e.g., of accountants, attorneys, or the like) if the Employee expects to personally benefit in any way from the referral.

•	Improper Payments. In the conduct of the Firm’s business, no bribes, kickbacks, or similar remuneration or consideration of any kind are to be given or offered to any individual or organization or to any intermediaries such as agents, attorneys or other consultants.

N. Expenditures and Receipts

The integrity of the accounting records of the Firm is essential. All expenditures and receipts including personal expense statements, must be supported by documents that accurately and properly describe such expenses. Staff members responsible for approving expenditures or for keeping books, records and accounts for the Firm are required to approve and record all expenditures and other entries based upon proper supporting documents so that the accounting records of the Firm are maintained in reasonable detail, reflecting accurately and fairly all transactions of the Firm including the disposition of its assets and liabilities. The falsification of any book, record or account of the Firm, the submission of any false personal expense statement, claim for reimbursement of a non-business personal expense, or false claim for an employee benefit plan payment are prohibited. Disciplinary action will be taken against Employees who violate these rules, which may result in dismissal.

O. Reporting Violations and Whistleblower Policy

Reporting Violations

•	Requirement to Report Violations

Every Employee must immediately report any violation of the Code including but not limited to violation of Federal or state securities laws, breach of fiduciary duty arising under Federal or state laws or a similar violation of any Federal or state law by the Advisor or any of the Advisors supervised persons to the Compliance Officer. Should the Employee’s concern be with the Compliance Officer, he or she should share their knowledge or suspicion with the President. All reports will be treated confidentially and investigated promptly and appropriately.

•	Consultation with Counsel

Upon receipt of any such reports, the President and CCO shall consult with legal counsel to determine whether an investigation and/or self-reporting to any regulatory body is recommended and/or necessary.

•	Investigation

If, after consultation with counsel, it is determined that an internal investigation is necessary, the President and CCO shall:

1.	Establish a reasonable timeframe for, and initiate an investigation, which may be conducted by Adviser’s Chief Compliance Officer or legal counsel;

2.	Apprise the executive team of the results of the investigation and recommend appropriate remedial measures to be taken upon a finding of (i) a violation of any Federal or state securities laws; (ii) a breach of fiduciary duty arising under any Federal or state laws; or (iii) a similar violation of any Federal or state law by Adviser or any of Adviser’s supervised persons.

•	Self-Reporting to Regulatory Authorities

If, upon the conclusion of an internal investigation that results in a finding of (i) a material violation of any Federal or state securities laws; (ii) a breach of fiduciary duty arising under any Federal or state laws; or (iii) a similar violation of any Federal or state law by Adviser or any of Adviser’s supervised persons, the President and the CCO shall together consult with counsel in an effort to determine whether self-reporting of such violation is necessary and/or recommended.

•	Documentation

The Compliance Officer will keep records of any violation of the Code, and of any action taken as a result of the violation.

Whistleblower Policy

Whistleblower Rules apply to a number of individuals who alone, or jointly with others, provide the Securities and Exchange Commission (Commission) with original information about a possible violation of the Federal securities laws (including rules and/or regulations thereunder) that has occurred, is ongoing, or is about to occur. While the Whistleblower Rules provide incentives for a whistleblower as defined in Rule 21F-2 (Whistleblower) to utilize his or her companies’ internal compliance and reporting systems when appropriate, the Whistleblower Rules do not include a requirement that a Whistleblower report violations internally prior to reporting such violations to the Commission.

A Whistleblower will be protected by the anti-retaliation provisions afforded by Section 21F(h)(1) of the Exchange Act under the circumstances described in Rule 21F-2(b) whether or not such Whistleblower satisfies the requirements, procedures and conditions to qualify for an award under the Whistleblower Program. Accordingly, as a matter of policy, neither Adviser nor any of its officers, directors or supervised persons shall engage in any retaliatory activities in response to any report by Advisers’ supervised persons with respect to possible violations of the Federal securities laws (including rules and/or regulations thereunder) and/or any other Federal and/or state laws to which Adviser is subject, whether such reports are made internally or externally to regulatory authorities.

For purposes of this policy, “retaliatory activities” shall mean any activities taken by Adviser, its officers, its directors and/or any of its supervised persons in response to the activities of a Whistleblower described in Section 21F(h)(1) of the Exchange Act involving the discharge, demotion, suspension, threatening, harassment of such Whistleblower, directly or indirectly, or the discrimination against such Whistleblower in the terms and conditions of his or her employment because of any lawful act done by the Whistleblower.

P. Exceptions to the Code

The Compliance Officer may, under very limited circumstances, grant an exception from the requirements of the Code on a case-by-case basis, provided that:

•	The Employee seeking the exception provides the Compliance Officer with a written statement (i) detailing the efforts made to comply with the requirement from which the Employee seeks an exception and (ii) containing a representation that compliance with the requirement would impose significant undue hardship on the Employee;

•	The Compliance Officer believes that the exception would not harm or defraud a Client, violate the general principles stated in the Code or compromise the Employee’s or the Firm’s fiduciary duty to any Client; and

•	The Employee provides any supporting documentation that the Compliance Officer may request from the Employee. Exceptions will only be granted in rare circumstances. Some provisions of the Code are mandated by SEC rule and cannot be waived.

Q. Administration of the Code

The Compliance Officer will receive and review all reports submitted pursuant to the Code. The Compliance Officer will review the reports to determine that Employee and access person trades are consistent with requirements and restrictions set forth in the Code and do not otherwise indicate any improper trading activities. The Compliance Officer also will ensure that all books and records relating to the Code are properly maintained. The books and records required to be maintained include the following:

•	A record of any violation of the Code, and of any action taken as a result of the violation;

•	A record of all written acknowledgements of receipt, review and understanding of the Code from each person who is currently, or within the past five years was, an Employee;

•	A record of each report made by an Access Person, including any brokerage confirmations and brokerage account statements obtained from Access Persons;

•	A record of the names of persons who are currently, or within the past five years were, access persons;

•	A record of any decision, and the reasons supporting the decision, to approve the acquisition of Covered Securities by Employees; and

•	A record of any exception from the Code granted by the Compliance Officer, all related documentation supplied by the Employee seeking the exception, and the reasons supporting the decision to grant the exception.

These books and records must be maintained by the Firm in an easily accessible place for at least five years from the end of the fiscal year during which the record was created, the first two years in an appropriate office of the Firm.

R. Sanctions

Any violation of any provision of the Code may result in disciplinary action. The Compliance Officer will determine an appropriate sanction. Disciplinary action may include, among other sanctions, a letter of reprimand, disgorgement, suspension, demotion or termination of employment.

S. Definitions

The special meanings of the highlighted terms as used in this Code of Ethics are explained below. Some of these terms (such as “beneficial ownership”) are sometimes used in other contexts, not related to Codes of Ethics, where they have different meanings. For example, “beneficial ownership” has a different meaning in this Code of Ethics than it does in the SEC’s rules for proxy statement disclosure of corporate directors’ and officers’ stockholdings, or in determining whether an investor has to file 13D or 13G reports with the SEC. If you have any doubt or question about whether an investment, account or person is covered by any of these definitions, please consult with the Compliance Officer.

a) Beneficial Ownership: means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities. It also includes transactions over which you exercise investment discretion (other than for a client of the Firm), even if you don’t share in the profits. Beneficial Ownership is a broad concept. Some examples (but not a complete list) of Beneficial Ownership include:

a.  Securities held in a person’s own name, or that are held for the person’s benefit in nominee, custodial or “street name” accounts.

b.  Securities owned by or for a partnership in which the person is a general partner (whether the ownership is under the name of that partner, another partner or the partnership or through a nominee, custodial or “street name” account).

c.  Securities that are being managed for a person’s benefit on a discretionary basis by an investment adviser, broker, bank, trust company or other manager, unless the securities are held in a “blind trust” or similar arrangement under which the person is prohibited by contract from communicating with the manager of the account and the manager is prohibited from disclosing to the person what investments are held in the account. (Just putting securities into a discretionary account is not enough to remove them from a person’s Beneficial Ownership. This is because, unless the account is a “blind trust” or similar arrangement, the owner of the account can still communicate with the manager about the account and potentially influence the manager’s investment decisions.)

d.  Securities in a person’s individual retirement account.

e.  Securities in a person’s account in a 401(k) or similar retirement plan, even if the person has chosen to give someone else investment discretion over the account.

f.  Securities owned by a trust of which the person is either a trustee or a beneficiary.

g.  Securities owned by a corporation, partnership or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or through a nominee, custodial or “street name” account).

b) Covered Security: means anything that is considered a “security” under the Investment Company Act of 1940, except: 1) direct obligations of the U.S. Government; 2) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt obligations, including repurchase agreements; and 3) shares of open-end investment companies that are registered under the Investment Company Act (mutual funds), excluding those managed or advised by the Firm. Covered Security does include most kind of investment instruments including: 1) options on securities, on indexes and on currencies; 2) investments in all kinds of limited partnerships; 3) investments in foreign unit trusts and foreign mutual funds; and 4) investments in private investment funds, hedge funds and investment clubs.

c) Family/Household: Members of your Family/Household include: 1) your spouse or domestic partner (unless they do not live in the same household as you and you do not contribute in any way to their support); 2) your children under the age of 18; 3) your children who are 18 or older (unless they do not live in the same household as you and you do not contribute in any way to their support); and 4) any of these people who live in your household: your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

d) Investment Person: means any Employee of the Firm (or of any company that directly or indirectly has a 25% or greater interest in the Firm) who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of any securities (even if they’re not Covered Securities) for any Client account, or whose functions relate to the making of any recommendations with respect to purchases and sales; and any natural person who directly or indirectly has a 25% or greater interest in the Firm and obtains information concerning recommendations made to any client of the Firm regarding the purchase or sale of any securities (even if they’re not Covered Securities) by the client.

T. Acknowledgment of Receipt and Compliance

The Firm will provide each Employee with a copy of the Code and any amendments hereto. Any questions regarding any provision of the Code or its application should be directed to the Compliance Officer. Each Employee must provide the Firm with a written acknowledgement (in the form provided by the Firm) evidencing the fact that such Employee has received and reviewed, and understands, the Code and any amendments thereto.

EXHIBIT A

Mission Value Partners

Annual Holdings Report

Name of Employee: ___________________________

Date of Submission: ______________________________

Type of Report (check one): ___ Initial Holdings Report (submitted within 10 days after becoming an Employee)

    ___ Annual Holdings Report (submitted annually)

Note: In lieu of completing Sections I and II below, Employees may submit brokerage statements that provide the information requested below.

I. Securities Accounts

Account Title Broker/Institution	Name and Address	Account Number

II. Covered Securities

	Name of Security	Type of Security	Ticker or Identifier	Number of Shares	Principal Amount
1.
2.
3.
4.
5.
6.

I hereby certify that the information contained in this report is accurate and that listed above are all personal accounts and Covered Securities with respect to which I or my Family/Household have beneficial ownership and direct or indirect investment influence or control.

Signature:

Name:

Date:

EXHIBIT B

Mission Value Partners, LLC Quarterly Transaction & Code of Ethics Report	2020 3rd Quarter

Employee Name: ______________________________

Title: _______________________

1.	Did you or any member of your Family/Household open any new brokerage accounts or invest in any private funds during the most recent quarter-end?

YES ☐ NO ☐

•      If YES, have you ensured that duplicate confirmations and statements are received by MVP?

YES ☐ NO ☐

2.	In order to disclose all transactions in Covered Securities in which you or a member of your Family/Household had Beneficial Ownership for the most recent quarter-end:

•	I have ensured that duplicate confirmations and ALL 3 MONTHLY statements are received by MVP?

YES ☐ NO ☐

3.	Outside Business Positions: During the most recent quarter-end, did you serve as a director, officer, employee, partner or trustee or hold any other position of substantial interest in any outside business enterprise?

YES ☐ NO ☐

•	If “Yes,” please explain:

4.	Outside Non-Business Positions: During the most recent quarter-end, did you serve as a director, officer, employee, partner or trustee or hold any other position of substantial interest in any outside non-business enterprise, such as a position with a governmental, charitable, educational, religious or other civic organization?

YES ☐ NO ☐

•	If “Yes,” please explain:

5.	Other Conflicts of Interest: Please disclose any other facts and circumstances relating to the most recent quarter-end that may be deemed a conflict of interest with MVP.

NONE ☐

•	Or, please explain:

6.	Gifts: Please disclose the circumstances behind any gifts (in excess of $100, excluding any normal business meals or entertainment) that were given or received during the most recent quarter-end:

•	Have you or any member of your Family/Household RECEIVED any gifts or other accommodations from any vendor, broker, securities salesperson, client, prospective client, or any other entity that does business with MVP?

YES ☐ NO ☐

•	Have you GIVEN gifts to any entities doing business with MVP?

YES ☐ NO ☐

•	Have you RECEIVED any gifts from government officials?

YES ☐ NO ☐

•	If “Yes” to any of the above, please explain:

7.	Political Contributions: Have you or any member of your Family/Household made any political contributions or provided any other products or services to any state or local governmental officials, including incumbents and candidates?

YES ☐ NO ☐

•	If “Yes,” please explain:

8.	Communications: Have you communicated for business purposes through social media, text or an email account other than the firm issued “missionvalue.com” email account assigned to you?

YES ☐ NO ☐

•	If “Yes,” please explain:

9.	Social Media: Firm policy prohibits use of social media for business purposes. Have you listed Mission Value partners as your employer on any social media account?

YES ☐ NO ☐

•	If “Yes,” please explain:

Note that if you list MVP as your employer (only our company name and your title are allowed) on any personal account (Facebook, LinkedIn, etc.), you may not “like” any posts or post any commentary or information about the company or topics related to your position at the company. You may not describe your position and what you do on these sites. Please confirm that you have not violated this policy

Confirm ☐

10.	Unauthorized access to company accounts: Google sends each of us an email if our work Gmail or other Google accounts have been accessed by a machine (computer, phone, etc.) that has not previously logged into our account. We expect all employees to review these emails and report to compliance immediately if your accounts have been accessed by an unauthorized machine that you do not recognize.

Confirm by checking the box below that:

•      you either received no emails from Google on access to your accounts or that you have reviewed all emails from Google related to access to email and any other google accounts you use for work purposes

•      and that you have not been notified of any access to your accounts that you do not recognize.

If you cannot confirm please explain any potential breaches below:

Confirm ☐

11.	Receipt of Inside Information: The prevention of insider trading violations requires constant attention. By signing below, you certify that you have not become aware of any situation that may possibly result in an insider trading violation, or if you have, you certify that you reported the situation to the Chief Compliance Officer immediately. Such a situation could involve an indiscreet member of management or the staff, or it could relate to the manner in which written communications of material nonpublic information are disseminated or otherwise handled by employees. You acknowledge that you have read and understood the Firm’s policy against insider trading, and that a failure to follow our procedures may result in serious sanctions, including dismissal, substantial personal liability and criminal penalties.

Confirm ☐

12.	Other Compliance Issues: Please disclose any other facts and circumstances relating to the most recent quarter-end that may be deemed a compliance violation.

NONE ☐

•	Or, please explain:

I hereby certify that the information contained in this report is accurate.

Submitted By:

PRINT NAME & TITLE	SIGNATURE

Acknowledged By:

PRINT NAME & TITLE	SIGNATURE

By signing above, the Chief Compliance Officer certifies that he/she has reviewed the above information provided by the employee and the corresponding personal brokerage statements/confirmations for the specified time period.